Valeritas Reports Record First Quarter Revenue with 32% Year-over-Year Growth and Gross Margins Expand to Record 47.6%

BRIDGEWATER, New Jersey, May 9, 2018 --- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company which offers patients with diabetes V-Go® Wearable Insulin Delivery device, a simple, affordable, all-in-one insulin delivery option that is worn like a patch and can eliminate the need for taking multiple daily shots, today announced financial results for the first quarter ended March 31, 2018.

First Quarter 2018 Highlights:

•	Revenues in the first quarter grew 32% year-over-year to record $6.1 million;

•	Total and new prescriptions for the first quarter in the Company’s targeted accounts grew 20% and 17% year-over-year, respectively;

•	Gross margin increased to 47.6% for the first quarter;

•	Signed exclusive agreements in the first four months of 2018 for the distribution of V-Go in Puerto Rico, Italy, Australia, and New Zealand;

•	Entered into an agreement with Glooko on April 20, to provide future V-Go SIM™ (Simple Insulin Management) users with Glooko's cloud-based mobile and web diabetes data management solution;

•	Presented positive data demonstrating the effectiveness of V-Go at lowering A1C levels in people with type 2 diabetes;

•	Completed a public offering of common stock for estimated net proceeds of approximately $24.1 million.

Commenting on the results, John Timberlake, President and Chief Executive Officer of Valeritas, stated, “Q1 2018 was our third consecutive quarter of record revenue and our second consecutive quarter with year-over-year revenue growth in excess of 20%. We attribute this growth largely to the success of the high-touch and higher-service sales and marketing strategy we have implemented over the past year. I believe we are well positioned to continue to drive and deliver sustained growth and expansion.”

First Quarter 2018 Financial Highlights

Total revenue for the first quarter of 2018 was $6.1 million, a 32% increase from the first quarter of 2017.

The increase in the Company’s revenue growth was primarily due to the strong prescription growth in the Company’s targeted territories. The first quarter year-over-year growth in the Company’s targeted accounts of total and new prescriptions grew 20% and 17%, respectively. Consistent with the past several quarters, the year-over-year decline in total prescriptions in accounts that were not targeted by the Company’s sales representatives continued to stabilize.

Gross profit in the first quarter of 2018 was a record $2.9 million, an increase of 67% as compared to $1.7 million in the first quarter of 2017. Gross margin increased by 1,000 basis points to a record 47.6% from 37.6% in the first quarter of 2017, due primarily to the increase in unit sales of V-Go, as well as a slight increase in V-Go's net selling price.

Operating expenses in the first quarter of 2018 were $13.5 million, a 12.4% increase from $12.0 million in the first quarter of 2017. Increased operating expenses were driven primarily by increased investment in the Company’s commercial initiatives and an increase in R&D related to our V-Go SIMTM program and ongoing clinical studies.

Operating loss in the first quarter of 2018 was $10.6 million, an increase of 3.2% as compared to an operating loss of $10.3 million in the first quarter of 2017.

Net loss in the first quarter of 2018 was $12.1 million as compared to a net loss of $11.9 million in the first quarter of 2017, an increase of 2.3%.

Total cash and cash equivalents were $14.5 million as of March 31, 2018, compared to $26.0 million on December 31, 2017. Assuming net proceeds of approximately $24.1 million from the Company's recent public offering, total cash and cash equivalents were $36.4 million as of May 7, 2018.

Guidance:
The Company expects 2018 revenue to be between $26 and $28 million. The Company also expects quarterly gross margin to increase on an annual and sequential basis in 2018, ending the year with a gross margin above 50% for the fourth quarter of 2018. This improvement in margin is primarily due to the expected increase in unit sales of V-Go in 2018 vs. 2017, as well as a slight increase in the Company’s net selling price of V-Go for the full year. These expectations are based on, among other things, the assumption that there will be continued growth in the Company’s targeted accounts and no further decline in the Company’s non-targeted accounts.

Conference Call Information

Valeritas will hold a conference call to discuss the results today, Wednesday, May 9, 2018, at 4:30 PM ET. The dial-in numbers are (866) 393-4306 for domestic callers and (734) 385-2616 for international callers. The conference ID number is 2787099. A live webcast of the conference call will be available on the investor relations section of the Valeritas corporate website at www.valeritas.com.

About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, affordable, all-in-one basal-bolus insulin delivery option for patients with diabetes that is worn like a patch and can eliminate the need for taking multiple daily shots. V-Go administers a continuous preset basal rate of insulin over 24 hours and it provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.

More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, www.twitter.com/Valeritas_US.

Forward-Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, estimated net proceeds from the recent public offering, the ability to achieve certain revenue ýand gross margin projections, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, the ability to launch the V-Go SIM on the projected timeline, Valeritas’ ability to maintain its Nasdaq listing,competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
610-368-6505
ir@valeritas.com

Media Contact:
Kevin Knight
Knight Marketing Communications, Ltd.
(206) 451-4823
pr@valeritas.com

Valeritas Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2018	2017
Revenue, net	$6,081	$4,611
Cost of goods sold	3,184	2,878
Gross margin	2,897	1,733
Operating expense:
Research and development	2,064	1,588
Selling, general and administrative	11,465	10,447
Total operating expense	13,529	12,035
Operating loss	(10,632)	(10,302)
Other income (expense), net:
Interest expense, net	(939)	(1,584)
Other expense	(3)	(184)
Other income	—	264
Total other income (expense), net	(942)	(1,504)
Loss before income taxes	(11,574)	(11,806)
Income tax expense	—	—
Net loss	$(11,574)	$(11,806)
Preferred stock dividend	$(550)	$(48)
Net loss attributable to common stockholders	$(12,124)	$(11,854)
Net loss per share of common shares outstanding - basic and diluted	$(1.72)	$(6.92)
Weighted average common shares outstanding - basic and diluted	7,042,012	1,706,036

Valeritas Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except share amounts and per share amounts)

	March 31, 2018	December 31, 2017

Assets
Current assets:
Cash and cash equivalents	$14,467	$25,961
Accounts receivable, net	4,024	3,991
Other receivables	171	242
Inventories, net	8,151	8,105
Deferred cost of goods sold	—	539
Prepaid expense and other current assets	833	634
Total current assets	27,646	39,472
Property and equipment, net	5,703	5,469
Other assets	252	148
Total assets	$33,601	$45,089
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$4,263	$5,644
Accrued expense and other current liabilities	6,447	5,798
Current portion of capital lease obligation	95	—
Deferred revenue	—	1,638
Total current liabilities	10,805	13,080
Long-term debt, related parties (net of $121 and $125 in issuance costs at March 31, 2018 and December 31, 2017, respectively)	36,999	36,009
Capital lease obligation, less current portion	198	—
Other long-term liabilities	86	58
Total liabilities	48,088	49,147
Stockholders' deficit
Convertible preferred stock, $0.001 par value, 50,000,000 shares authorized at March 31, 2018; 2,750,000 shares issued and outstanding at March 31, 2018 and December 31, 2017. (aggregate liquidation value of $29,761 and $29,211 at March 31, 2018 and December 31, 2017, respectively)	3	3
Common stock, $0.001 par value, 300,000,000 shares authorized; 7,092,869 and 7,007,782 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	7	7
Additional paid-in capital	471,043	469,877
Accumulated deficit	(485,516)	(473,921)
Treasury stock, at cost (7,854 shares at March 31, 2018 and December 31, 2017)	(24)	(24)
Total stockholders' deficit	(14,487)	(4,058)
Total liabilities and stockholders' deficit	$33,601	$45,089